Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY AND YEAR-TO-DATE EARNINGS

Aiken, South Carolina (October 29, 2025) - Security Federal Corporation (the “Company”) (OTCID: SFDL), the holding company for Security Federal Bank (the “Bank”), today announced earnings and financial results for the three and nine months ended September 30, 2025.

The Company reported net income available to common shareholders of $3.2 million, or $1.01 per common share, for the quarter ended September 30, 2025, compared to $2.0 million, or $0.62 per common share, for the third quarter of 2024. Year-to-date net income available to common shareholders was $8.1 million, or $2.57 per common share, for the nine months ended September 30, 2025, compared to $5.9 million, or $1.83 per common share, for the nine months ended September 30, 2024. The increase in both quarterly and year-to-date net income available to common shareholders was primarily due to increased net interest income and reductions to the provision for credit losses, which were partially offset by an increase in non-interest expense.

Third Quarter Comparative Financial Highlights

●	Net interest income increased $1.7 million, or 16.0%, to $12.1 million during the quarter ended September 30, 2025, compared to $10.4 million during the third quarter of 2024.
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Total interest income increased $600,000, or 3.1%, to $20.1 million while total interest expense decreased $1.1 million, or 11.7%, to $8.1 million during the third quarter of 2025 compared to the same quarter in 2024. The increase in interest income was a result of a $438,000 increase in interest income from loans and a $754,000 increase in interest income from investments. These were partially offset by a $593,000 decrease in interest income from other interest-earning assets. The decrease in interest expense was primarily due to the repayment of outstanding borrowings from the Federal Reserve, which resulted in a lower average balance of interest-bearing liabilities compared to the third quarter of 2024.

●	Non-interest income increased $9,000, or 0.3%, to $2.6 million during the quarter ended September 30, 2025 compared to the same quarter in the prior year.
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Non-interest expense increased $1.0 million, or 11.2%, to $10.4 million during the quarter ended September 30, 2025 compared to the same quarter in the prior year primarily due to increases in salaries and employee benefits expense, occupancy expense and depreciation of maintenance and equipment.

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	9/30/2025	9/30/2024
Total interest income	$20,131	$19,531
Total interest expense	8,052	9,121
Net interest income	12,079	10,410
(Reversal of) Provision for credit losses	(200)	580
Net interest income after (reversal of) provision for credit losses	12,279	9,830
Non-interest income	2,634	2,625
Non-interest expense	10,351	9,313
Income before income taxes	4,562	3,142
Provision for income taxes	973	732
Net income	3,588	2,410
Preferred stock dividends	415	415
Net income available to common shareholders	$3,174	$1,995
Earnings per common share (basic)	$1.01	$0.62

Year to Date (Nine Months) Comparative Financial Highlights

●	Net interest income increased $4.0 million, or 13.2%, to $34.6 million during the nine months ended September 30, 2025 compared to the same period in the prior year.
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Total interest income increased $1.7 million, or 3.1%, to $58.8 million while total interest expense decreased $2.3 million, or 8.7%, to $24.2 million during the nine months ended September 30, 2025 compared to the same period in the prior year.

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Non-interest income increased $273,000, or 3.7%, to $7.7 million during the nine months ended September 30, 2025 compared to the same period in the prior year primarily due to a $365,000 increase in rental income, a $119,000 increase in ATM and check card fee income and a $62,000 gain on sale of land held for sale. During the first quarter of 2025, we purchased a multi-tenant property resulting in an increase in rental income. The property is intended to be the future site of a full-service branch. These increases in non-interest income were partially offset by a $358,000 decrease in trust income.

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Non-interest expense increased $1.9 million, or 6.8%, to $30.6 million for the nine months ended September 30, 2025 compared to the same period in 2024, primarily due to increases in salaries and employee benefits expense and occupancy expense.

	Nine Months Ended
(Dollars in Thousands, except for Earnings per Share)	9/30/2025	9/30/2024
Total interest income	$58,813	$57,071
Total interest expense	24,194	26,497
Net interest income	34,619	30,574
(Reversal of) Provision for credit losses	(200)	1,090
Net interest income after (reversal of) provision for credit losses	34,819	29,484
Non-interest income	7,673	7,400
Non-interest expense	30,553	28,617
Income before income taxes	11,939	8,267
Provision for income taxes	2,555	1,878
Net income	9,384	6,389
Preferred stock dividends	1,245	512
Net income available to common shareholders	$8,139	$5,877
Earnings per common share (basic)	$2.57	$1.83

Credit Quality

●

The Company recorded a $317,000 reversal of provision for credit losses on loans and a $117,000 provision for credit losses on unfunded commitments, resulting in a $200,000 net reversal in the provision for credit losses for the first nine months of 2025, compared to a $1.2 million provision for credit losses on loans and a $110,000 reversal of provision for credit losses on unfunded commitments, resulting in a total provision for credit losses of $1.1 million during the first nine months of 2024.

●	Non-performing assets were $5.7 million at September 30, 2025, compared to $7.6 million at December 31, 2024 and $6.8 million at September 30, 2024.
●	The allowance for credit losses to gross loans was 1.97%, 1.98% and 1.95% at September 30, 2025, December 31, 2024, and September 30, 2024, respectively.

At Period End (dollars in thousands):	9/30/2025	12/31/2024	9/30/2024
Non-performing assets	$5,669	$7,636	$6,770
Non-performing assets to total assets	0.35%	0.47%	0.43%
Allowance for credit losses	$13,603	$13,894	$13,604
Allowance for credit losses to gross loans	1.97%	1.98%	1.95%

Balance Sheet Highlights and Capital Management

●	Total assets were $1.61 billion at September 30, 2025, a year-over-year increase of $35.7 million, or 2.3%.
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Cash and cash equivalents decreased $126.5 million, or 70.9%, during the first nine months of 2025 to $51.8 million at September 30, 2025, primarily due to purchases of investment securities and the repayment of outstanding borrowings from the Federal Reserve.

●	Total loans receivable, net were $678.1 million at September 30, 2025, a decrease of $9.0 million during the first nine months of 2025 and a year-over-year decrease of $8.6 million.
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Investment securities increased $128.4 million during the first nine months of 2025 to $789.3 million at September 30, 2025, as purchases of investment securities exceeded maturities and principal paydowns during the nine-month period.

●	Deposits were $1.37 billion at September 30, 2025, an increase of $41.4 million, or 3.1%, during the nine months ended September 30, 2025, and a year-over-year increase of $108.2 million, or 8.6%.
●	Borrowings decreased $53.9 million, or 58.0%, during the nine months ended September 30, 2025, to $39.0 million due to the repayment of all outstanding borrowings from the Federal Reserve.

Dollars in thousands (except per share amounts)	9/30/2025	12/31/2024	9/30/2024
Total assets	$1,612,017	$1,611,773	$1,576,326
Cash and cash equivalents	51,805	178,277	132,376
Total loans receivable, net	678,114	687,149	686,708
Investment securities	789,261	660,823	672,054
Deposits	1,365,470	1,324,033	1,257,314
Borrowings	39,044	92,964	120,978
Total shareholders' equity	194,791	182,389	185,082
Common shareholders' equity	111,842	99,440	102,133
Common equity book value per share	$35.80	$31.21	$31.97
Total risk-based capital to risk weighted assets (1)	20.46%	19.96%	19.21%
CET1 capital to risk weighted assets (1)	19.20%	18.71%	17.96%
Tier 1 leverage capital ratio (1)	10.54%	9.88%	10.27%
(1) - Ratio is calculated using Bank only information and not consolidated information

Security Federal Bank has 19 full-service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: potential adverse impacts to economic conditions in our local market area or other aspects of the Company’s business, operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; changes in the Community Development Capital Initiative (CDCI) Program; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; legislative or regulatory changes that adversely affect the Company’s business, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations, including disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; pricing of products and services; environmental, social and governance goals and targets; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. These factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake any responsibility to update or revise any forward-looking statement.